Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-235303) on Form S-3 and (No. 333-221694) on Form S-8 of Cannae Holdings, Inc. of our report dated February 24, 2022, with respect to the consolidated financial statements of Star Parent, L.P., which report appears in the annual report on Form 10-K of Cannae Holdings, Inc.

/s/ KPMG LLP

New York, New York
February 24, 2022